FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
JANUARY 23, 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR 2014

WASHINGTON TOWNSHIP, NJ, JANUARY 23, 2015 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2014.

Parke Bancorp reported net income available to common shareholders of $9.3 million, or $1.55 per common share and $1.32 per diluted common share, for the year ended December 31, 2014. This compares to $8.5 million, or $1.42 per common and diluted share, for the year ended December 31, 2013, an increase in net income of 9.6%. The 2014 diluted income per share calculation reflects the impact of the number of shares of common stock that would be issuable upon the full conversion of the convertible preferred shares issued at the end of 2013.

For the quarter ended December 31, 2014 net income available to common shareholders was $1.9 million, or $0.32 per common share and $0.28 per diluted common share, compared to net income of $3.1 million, or $0.51 per common and diluted common share for the quarter ended December 31, 2013, a decrease in quarterly net income of 38.1%.

The following is a recap of significant items that impacted the fourth quarter of 2014 compared to the same quarter last year: a $899,000 increase in gain on sale of loans; an $835,000 decrease in noninterest expense primarily attributable to lower Other Real Estate Owned (“OREO”) expenses; a $143,000 decrease in net interest income, primarily attributable to lower yield on loans; and a $500,000 increase in provision for loan losses due to charge-downs of impaired loans. In addition, during this quarter last year, the Company repurchased its Series A Preferred Stock at a discount generating a gain of $1.95 million and also was required to write-down $1.0 million on three TruPS collateralized debt investment securities due to the Volcker Rule.

At December 31, 2014, Parke Bancorp's total assets increased to $821.7 million from $794.9 million at December 31, 2013, an increase of $26.8 million, or 3.4%, primarily due to an increase in loans.

Parke Bancorp's total loans increased to $713.1 million at December 31, 2014 from $654.5 million at December 31, 2013, an increase of $58.6 million or 8.9%.

At December 31, 2014, Parke Bancorp had $26.9 million in nonperforming loans representing 3.8% of total loans, a decrease from $35.9 million at December 31, 2013 or 25.2%. OREO at December 31, 2014 was $20.9 million, compared to $28.9 million at December 31, 2013 or 27.6%. OREO consisted of 19 properties, the largest being a condominium development in Absecon, NJ, recorded at $9.1 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 5.8% of total assets at December 31, 2014 as compared to 8.2% of total assets at December 31, 2013. Loans past due 30 to 89 days were $2.9 million at December 31, 2014, an increase of $736,000 from the previous quarter end.

At December 31, 2014, Parke Bancorp's allowance for loan losses was $18.0 million, as compared to $18.6 million at December 31, 2013. The ratio of allowance for loan losses to total loans was 2.5% at December 31, 2014 compared to 2.8% at December 31, 2013. The decrease is due to continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 67.1% at December 31, 2014, compared to 51.6%, at December 31, 2013.

Parke Bancorp's total investment securities portfolio decreased to $30.3 million at December 31, 2014 from $37.8 million at December 31, 2013, a decrease of $7.5 million or 19.7%. The decrease was primarily due to the sale of three TruPS collateralized debt investment securities.

At December 31, 2014, Parke Bancorp's total deposits were $647.9 million, up from $626.8 million at December 31, 2013, an increase of $21.1 million or 3.4%.

Parke Bancorp's total borrowings decreased to $62.8 million at December 31, 2014 from $68.7 million at December 31, 2013, a decrease of $5.9 million or 8.6%.

Total shareholders’ equity increased to $102.9 million at December 31, 2014 from $93.7 million at December 31, 2013, an increase of $9.2 million or 9.8%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are very proud to report record earnings for the second straight year. Equally important is the substantial reduction in our Non-Performing Assets and OREO. It is important to again report that the reduction in these critical categories has been accomplished by working out troubled assets and not selling them for 20 or 30 cents on the dollar. We are averaging over an 80% recovery rate on troubled assets which helps preserve shareholder value. The expansion of our lending team helped support a 9% increase in our loan portfolio. We are proud that the strong performance of our Company supported the payment of quarterly cash dividends in 2014 further enhancing the investment of our shareholders.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our NPAs and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2014	December 31, 2013	% Change
	(in thousands)
Total Assets	$821,706	$794,943	3.4%
Cash and cash equivalents	36,238	45,661	-20.6%
Investment securities	30,349	37,798	-19.7%
Loans, net of unearned income	713,061	654,541	8.9%
Deposits	647,933	626,798	3.4%
Borrowings	62,755	68,683	-8.6%
Total shareholders’ equity	102,905	93,716	9.8%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Return on average assets	1.08%	0.74%	1.30%	1.01%
Return on average common equity	9.16%	17.05%	11.74%	12.04%
Interest rate spread	3.99%	4.43%	4.43%	4.26%
Net interest margin	4.10%	4.53%	4.53%	4.36%
Efficiency ratio	51.06%	67.35%	47.06%	54.78%

Asset Quality Data
	December 31, 2014	December 31, 2013
	(in thousands)
Allowance for loan losses	$18,043	$18,560
Allowance for loan losses to total loans	2.53%	2.84%
Non-accrual loans	$26,892	$35,954
OREO	$20,931	$28,910

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in thousands)
Interest and dividend income	$9,373	$9,510	$38,132	$36,784
Interest expense	1,372	1,366	5,579	5,795
Net interest income	8,001	8,144	32,553	30,989
Provision for loan losses	1,000	500	3,250	2,700
Net interest income after provision for loan losses	7,001	7,644	29,303	28,289
Non-interest income	1,116	7	7,631	3,426
Non-interest expense	4,655	5,490	18,911	18,852
Income before income taxes	3,462	2,161	18,023	12,863
Provision for income taxes	1,136	837	5,711	5,024
Net income attributable to Company and noncontrolling (minority) interests	2,326	1,324	12,312	7,839
Net income attributable to noncontrolling (minority) interests	(120)	90	(1,839)	(268)
Net income attributable to Company	2,206	1,414	10,473	7,571
Discount on retirement of preferred stock	—	1,948	—	1,948
Preferred stock dividend and discount	(300)	(284)	(1,200)	(1,058)
Net income available to common shareholders	1,906	3,078	9,273	8,461

Basic income per common share	0.32	0.51	1.55	1.42
Diluted income per common share	0.28	0.51	1.32	1.42

Weighted shares - basic	5,992,397	5,982,810	5,991,226	5,964,018
Weighted shares - diluted	7,924,384	5,989,736	7,924,859	5,965,568